Exhibit 10.3

Framework Cooperation Agreement

Party A: FAW Jiefang Qingdao Automobile Co., Ltd.

Party B: Shanghai Youxu New Energy Technology Co., Ltd.

In the spirit of honesty and trustworthiness, reciprocity and mutual benefit, A and B form a cooperative partnership through friendly discussions. In future common development of Party Aand B, the two parties will jointly use the resources of both sides, support each other, and de-velop together to achieve the common goal of a win-win situation. By the common will of both parties, the following cooperation agreement is reached:

Article 1: Consensus on Cooperation

1.1 Both parties have highly similar development strategies in the field of battery swappable EVs, and after adequate communication and exchange, we reached a consensus on cooperation and agreed to establish a partnership. Both parties agreed to cooperate and use their complementary resource advantages to provide the national new energy vehicle market with a full range of services such as research and development, production, sales, finance, after-sales, operation and user services for battery swappable vehicles and battery-swapping stations. Through business cooperation and innovation, both parties will achieve leapfrog development together, realize the consolidation across channel-building of battery swappable EVs, battery-swapping stations arrangement and related services, and create new highs in the field of battery swappable EVs.

Article 2: Cooperation Objectives

Through the resource advantages and cooperation consensus between A and B, the following objectives will be achieved:

2.1 Build up the R&D, production, and sales system of interchangeable battery swappable vehicle models to increase the market share of both parties.

2.2 Combine forces to create a more competitive and innovative business model for battery swappable EVs.

Article 3: Content of Cooperation

3.1 For sales or other forms of business promotion in the new energy vehicle market where both parties cooperate, Party A will make use of its own product advantages and select suitable models according to product characteristics, or customize battery swappable EV models based on Party B’s actual needs. The process of developing common vehicle models will be underlined by the principle of risk-sharing, the quality and production capacity of the vehicle will be ensured, sales plans will be jointly created. The specific sales plan and income distribution plan are subject to the actual designated written documents.

3.1.1 The first phase of cooperation is on FAW Jiefang Light Truck (Battery Swappable Version);

3.1.2 The second phase of cooperation will be on the entire range of vehicle models.

3.2 Party B will utilize its own channel advantages, treat its online and offline platforms and interchangeable battery swapping stations as carriers; combining the advantages of the battery swappable EV model jointly developed by both parties and the jointly built operation system,Party B will provide the related battery swapping technology solutions for the common vehicle model. Besides, both sides will integrate their resources and R&D advantages to jointly complete the research and development and upgrade of the commonly developed model, while both sides will also be responsible for channel promotion, vehicle sales and related financial services. Through the process both parties’ brand effects may be strengthened and ultimately the two parties’ market shares could be enlarged.

3.2.1 Party B will export to Party A the power swapping station products adapted to the models, integrate resources and jointly promote the sales business of the battery swapping station and the battery swapping cloud platform service developed by Party B. Detailed research and development costs, sales plans and revenue allocation schemes are subject to actual designated written documents.

3.3 Party B provides green financial solution support for the new energy vehicles sold by Party A in cooperation, and the two parties jointly study new business models such as vehicle “leasing than selling”, separation of vehicle body and batteries, and battery banking, etc. Both parties will work together to provide the end customer with a comprehensive after-sales service programme for their vehicles. Specific cooperation matters are subject to the written agreement to be signed at a later stage.

3.4 The two parties will jointly explore and discuss future innovative marketing models suitable for the common battery swappable vehicle models based on the UOTTA™ Battery Swapping Technology Service Platform, integrate the resources of both parties, carry out resource-sharing and a series of vehicle sales, financial services, battery swapping related packages, after-sales services, and other business development together.

3.5 Party A grants Party B the right to sell the jointly developed models to key channel customers.

3.6 Party A agrees to grant Party B a stepped pricing rate for the purchase price of the commonly developed model, with the specific stepped pricing rate [subject to the specific agreement signed].

3.7 Party A authorizes Party B to be the operating service provider of the jointly developed battery swappable vehicle models and to carry out the construction and operation of the battery swapping stations. During the cooperation period, Party A provides technical support to Party B for the battery swappable vehicle models and the battery swapping stations, and Party B has the right to independently purchase and develop the equipment of the battery swapping stations as well as to develop its own operation management regime and corresponding information management system, and to improve the design and suppliers of the battery swapping stations according to the needs in actual operations.

3.8 All data related to the commonly developed vehicle and battery pack (including but not limited to customer data, T-BOX data, remote monitoring terminal data, OBD interface data, etc.) are shared by both parties, and Party B shall be entitled to exploit the relevant data as described above on a secondary basis.

Article 4: Commitment of Both Parties

4.1 The Parties promise that the Party is entitled to enter into this Agreement and has obtained all the necessary permissions and authorisations to perform it.

4.2 The Parties promise that the execution of this Agreement by the Parties will be in accordance with the laws in force and will not prejudice the legal rights of any third party.

4.3 Party A undertakes that:

4.3.1 The battery swappable EV products provided shall conform to national technical quality standards and be complete with all relevant information.

4.3.2 It will maintain the stability of the regional market price and to ensure the interests of Party B in the field of battery swapping to the maximum extent.

4.3.3 to provide timely product technology and marketing training to its authorised franchise personnel and to provide training and materials.

4.3.4 It will provide timely advertising and marketing materials on battery swapping products

4.3.5 It will handle and provide feedback on reported information, reports and complaints in a timely manner.

4.4 Party B undertakes that:

4.4.1 The battery swapping station products provided shall conform to national technical quality standards and meet the technical assessment requirements of Party A.

4.4.2 Party B has the obligation to maintain the reputation of Party A’s enterprise and products.

4.4.3 It will provide Party B’s battery swappable EV customers with quality battery swapping services.

4.4.4 It may develop secondary agents or set up distribution points in the authorised area with Party A’s consent.

4.4.5 It will responsible for battery maintenance work in the authorized area.

Article 5: Confidentiality Clause

All documents (including paper and other media documents) and customer data provided to the other party by both parties and their representatives are confidential information and shall be kept safely and shall not be used for any purpose unrelated to the content of the cooperation between the two parties without the consent of the other party, nor shall they be disclosed to or licensed for use by a third party. If either party violates the confidentiality clause and causes damage to the other party, they shall bear legal responsibility and make compensation.

Article 6: Modification of This Agreement

6.1 After the agreement has come into effect, both parties shall not fail to perform the contents stipulated in the agreement due to a change in the name of the unit or a change in the legal representative, person in charge, contractor, or other matters.

6.2 This agreement is made by both parties and is equally binding on both parties. Neither party may amend or terminate this agreement without the written consent of the other party. In case of unfinished matters, both parties shall sign a supplementary agreement, which shall have the same legal effect as this agreement.

6.3 If the implementation of this Agreement is inconsistent with relevant policies, laws, regulations or relevant regimes, both parties shall amend this Agreement in accordance with the provisions.

Article 7: Commencement of This Agreement

7.1 This Agreement shall take effect from the date of signature and shall be valid for a period of five years.

Article 8: Other Matters

8.1 This agreement is a framework agreement for comprehensive business cooperation between Party A and B. Specific matters in the cooperation project need to be further clarified by the business departments of both sides in specific contracts. This framework agreement and the specific business cooperation contract form an inseparable whole and serve as the legal document for the cooperation between A and B. The scope of cooperation between the two parties is not limited to the content of this agreement and may be amended accordingly in line with the business development of both parties.

8.2 The Annexes shall be an integral part and shall have the same effect as this Agreement.

8.3 This Agreement shall come into effect after it has been signed by the legal representatives or authorized agents of both parties and sealed with the official seals of both parties.

8.4 The original of this Agreement shall be in four copies, two copies for each of the two parties and shall have the same legal effect.

8.5 Specific cooperation matters and matters not covered by this Agreement shall be resolved by consultation between A and B, and a supplementary agreement or related agreement shall be formed in writing, and the supplementary agreement or related agreement shall have the same legal effect as this Agreement.

No body content below

Signature and stamp page

Party A (Official Seal):	Party B (Official Seal):

Legal Representative	Legal Representative

(Or Authorised Representative):	(Or Authorised Representative):

Liu Hai Yu

Contact Person:	Contact Person:

Contact Phone Number:	Contact Phone Number:

Signature Date: September 28, 2021	Signature Date: September 28, 2021

4